Exhibit 99.1

Bancshares of Florida Fully Open and Meeting Customer Needs
Following Hurricane Wilma Impact

          NAPLES, Fla., Oct. 27 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $518 million-asset multi-bank holding company based in Naples, Florida, today reported that virtually all banking and trust customer needs are being met despite the impact of Hurricane Wilma in certain of its markets.

          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “Beginning on day one after the storm, Bank of Florida, Southwest in Naples was fully functional, followed by the downtown location of Bank of Florida, Fort Lauderdale the next day.  Bank of Florida, Tampa Bay was not impacted at all by the storm.  The two remaining locations not open in Coral Ridge (Fort Lauderdale) and Boca Raton are awaiting restoration of power, with no damage sustained at either facility.

          As part of our business continuity plan, our Tampa Bay bank served as operational hub for our company until our other banking and customer service centers were reopened.  Customer on-line banking, our internet-based cash management, and wire transfer services were also maintained throughout the storm.  Clearly, we have benefited from our technology, which enables us to operate our multiple Florida markets from any bank location.

          Our door-to-door bankers have already resumed their commercial and professional customer pickups to provide services and assistance needed.  We are in the process of contacting a number of our other commercial customers to determine how the storm has affected them; other than lack of power and related issues, no unusual problems have to this point been brought to our attention.”

          McMullan concluded, “Of course, the safety of our employees has been foremost in our minds, and we have had regular conference calls and telephone tree communication with them beginning on Saturday of last week.  Of particular note is their dedication in opening the downtown Fort Lauderdale location yesterday at noon.  It was the only office open in its building, and we believe we may have been the only banking office functioning in the downtown area.  We are contacting other banks in the Fort Lauderdale market to address ways that we can cooperatively meet the banking needs of the community.  From the outset, we have been honoring other banks’ checks up to $250 and will be helping area businesses and employees deal with month-end payroll cashing needs to the best of our abilities.  I am so proud of our entire team, both as to how our respective locations worked together as well as to the exemplary customer service they unfailingly provide.”

          BANCSHARES OF FLORIDA, INC.
          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $518-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida. In addition, Bank of Florida, Fort Lauderdale, recently opened a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132